AMENDMENT NO. 1 TO THE
REGISTRATION RIGHTS AGREEMENT
OF
JUMA TECHNOLOGY CORP.

This Amendment No. 1 to the Registration Rights Agreement (this "**Amendment**"), dated as of August 15, 2008, by and among Juma Technology Corp., a Delaware corporation (the "**Company**"), and Vision Opportunity Master Fund, Ltd. ("**Vision**") hereby amends the Registration Rights Agreement, dated as of August 16, 2007, by and among the Company and the Purchasers who are parties thereto (the "**Agreement**"). Terms used in this Amendment without definition shall have the meanings given them in the Agreement.

WHEREAS, the Company and certain Purchasers entered into a Note and Warrant Purchase Agreement dated August 16, 2007 (the "**Purchase Agreement**") wherein the Purchasers were issued certain Notes and Warrants;

WHEREAS, the Company and certain Purchasers entered into the Agreement concerning the registration rights of such Notes and Warrants issued pursuant to the Purchase Agreement;

WHEREAS, the Company and Vision have now agreed to adopt certain amendments to reflect changes in the registration rights of the Registrable Securities;

WHEREAS, the Company and Vision desire to amend the Agreement as more fully set forth herein to reflect such amendment; and

WHEREAS, this Amendment will be effective when it is executed by all parties.

NOW THEREFORE, in consideration of the premises and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the each of the parties, the parties hereby amend the Agreement as follows:

1. **Section 1: Definitions**. The definition of "Registrable Securities" is hereby deleted in its entirety and replaced with the following:

"**Registrable Securities**" means (i) the shares of Common Stock issuable upon conversion of the Preferred Stock and any dividends accrued thereon and (ii) the shares of Common Stock issuable upon exercise of the Warrants. In the event that the Company is not able to include all of the Registrable Securities in any Registration Statement (as defined below), such Registrable Securities shall be registered in accordance with the terms of this Agreement in the following order: (w) shares of Common Stock issuable upon exercise of the Series C Warrants; (x) shares of Common Stock issuable upon exercise of the Series A Warrants; (y) shares of Common Stock issuable upon exercise of

the Series B Warrants; and (z) shares of Common Stock issuable upon conversion of the Preferred Stock.

2. **Section 2: Resale Registration**. The parties agree that the last sentence of Section 2(a) shall be amended by inserting the parenthetical "(other than due to the Commission's application of Rule 415)" after the words "If at any time and for any reason."

3. **Section 2: Resale Registration**. Section 2(b) is hereby deleted in its entirety and replaced with the following language:

"(b) Notwithstanding anything to the contrary set forth in this **Section 2**, in the event the Commission does not permit the Company to register all of the Registrable Securities in the Registration Statement because of the Commission's application of Rule 415, the Company shall register in the Registration Statement such number of Registrable Securities as is permitted by the Commission, *provided, however*, that the number of Registrable Securities to be included in such Registration Statement or any subsequent registration statement shall be determined in the following order: (i) first, the shares of Common Stock issuable upon exercise of the Series C Warrants shall be registered on a *pro rata* basis among the holders of such Series C Warrants, (ii) second, the shares of Common Stock issuable upon exercise of the Series A Warrants shall be registered on a *pro rata* basis among the holders of such Series A Warrants, (iii) third, the shares of Common Stock issuable upon exercise of the Series B Warrants shall be registered on a *pro rata* basis among the holders of such Series B Warrants; and (iv) fourth, the shares of Common Stock issuable upon conversion of the Preferred Stock shall be registered on a *pro rata* basis among the holders of such Preferred Stock. In the event the Commission does not permit the Company to register all of the Registrable Securities in the initial Registration Statement referred to in **Section 2(a)**, then at any time after the Effectiveness Date, if the Company receives a written request from the Holders of a majority in interest of the Registrable Securities that were not registered in the initial Registration Statement (the "**Initiating Holders**") that the Company file an additional Registration Statement covering such Registrable Securities (the "**Demand Registration Statement**"), then the Company shall, within fifteen (15) days after the receipt of such written request, give written notice of such request (the "**Demand Notice**") to all Holders, and file the Demand Registration Statement for all remaining Registrable Securities by the Demand Filing Date. Holders shall have the unlimited right to request Demand Registration Statements until all Registrable Securities have been registered with the Commission (and the provisions of this Section shall be interpreted accordingly). For purposes of this **Section 2(b)** only, "**Demand Filing Date**" means with respect to each Demand Registration Statement filed pursuant hereto, the later of (i) sixty (60) days following the sale of substantially all of the Registrable Securities included in the initial Registration Statement or any subsequent Demand Registration Statement, (ii) six (6) months following the Effectiveness Date of the initial Registration Statement or any subsequent Demand Registration Statement, as applicable, or such earlier date as permitted by the Commission, and (iii) thirty (30) days following the receipt by the Company of the Demand Notice. For purposes of this **Section 2(b)** and a Demand Registration Statement

only, "**Effectiveness Date**" means, the earlier of [(A) the one hundred twentieth (120th) day following the filing date of such Demand Registration Statement (or in the event such Demand Registration Statement receives a "full review" by the Commission, the one hundred fortieth (140th) day following such filing date)] or (B) the date which is within three (3) Business Days after the date on which the Commission informs the Company (i) that the Commission will not review such Demand Registration Statement or (ii) that the Company may request the acceleration of the effectiveness of such Demand Registration Statement and the Company makes such request. The Company shall (i) not permit any securities other than the remaining Registrable Securities to be included in a Demand Registration Statement and (ii) use its best efforts to cause the Demand Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and to keep such Demand Registration Statement continuously effective under the Securities Act until such date as is the earlier of (x) the date when all remaining Registrable Securities covered by such Demand Registration Statement have been sold or (y) the date on which the remaining Registrable Securities may be sold without any restriction pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent to such effect (the "**Demand Effectiveness Period**")."

4. **Full Force and Effect**. Except to the extent the Agreement is modified by this Amendment, the other terms and provisions of the Agreement shall remain unmodified and in full force and effect.

*　　　*　　　*

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Registration Rights Agreement as of the date first above written.

The Company:

JUMA TECHNOLOGY CORP.

By: ______________________________
Name: Anthony M. Servidio
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

VISION OPPORTUNITY MASTER FUND, LTD.

By: ______________________________
Name:
Title: